Exhibit 10.2

Interoffice Communication Elease E. Wright Senior Vice President Corporate Human Resources, RC3A (860) 273-8371 Fax: (860) 560-8721
To	William J. Casazza

Date	July 20, 2000

Subject	Special Severance Arrangements

This memorandum is to outline special severance arrangements for you.  The terms of this memorandum shall supercede and replace that portion of any other document currently in effect which sets forth any special severance or salary continuation benefits arrangement for you.  Notwithstanding the provisions in this memorandum, you remain an employee-at-will of Aetna Inc. or one of its subsidiaries or affiliates (“the Company”) and the Company may terminate your employment at any time with or without cause or notice.

In the event that a Change in Control (as defined below) occurs prior to March 1, 2002 and that during the two year period following such Change in Control (i) your employment is involuntarily terminated by the Company for any reason other than gross misconduct in the performance of your duties, (ii) you terminate your employment as a result of a reduction made to your base salary (such termination to be made within 30 days of such reduction) or (iii) you terminate your employment as a result of the Company’s relocation of your office 100 miles or more from your then current office (such termination to be made within 30 days of such relocation), you will be entitled to 78 weeks continuation of your cash compensation (calculated for these purposes at 150% of your base salary) in lieu of any severance or salary continuation benefit to which you may otherwise have been entitled and without any duplication of benefits upon delivery to the Company of a release of any employment-related claims in the Company’s customary form.  For these purposes, a Change in Control is described in Attachment A and incorporated herein.

In the event your employment is involuntarily terminated by the Company (i) for any reason not involving misconduct, and (ii) paragraph 2 above is not applicable, you will be entitled instead to 52 weeks (or, if greater, the number of weeks of salary continuation and severance payable under the Company’s Severance and Salary Continuation Benefits Plan then in effect) continuation of your base salary in lieu of any severance or salary continuation benefit to which you may otherwise be entitled upon delivery to the Company of a release of any employment-related claims in the Company’s customary form.

During the period you receive severance payments under either of the arrangements described above, you will be eligible for the same employee benefits, if any, as are provided under the severance plan or program in which you otherwise would have been eligible to participate but for this special arrangement.

William J. Casazza
July 20, 2000

Upon the consummation of the Agreement and Plan of Restructuring and Merger among ING America Insurance Holdings, Inc., Aetna Inc., et. al. dated as of July 19, 2000, all undertakings by the Company hereunder shall be obligations of Aetna U.S. Healthcare, Inc. and its subsidiaries and you shall have no right to bring any claim or action against ING America Insurance Holdings, Inc. or any of its subsidiaries or affiliates.

Please signify your receipt and agreement to the foregoing by signing and returning a copy of this memorandum to me.

Aetna Inc.	Agreed:

By:	/s/ Elease E. Wright	/s/ William J. Casazza
	Elease E. Wright	William J. Casazza

Date: August 8, 2000

Att:  1 (Definition of Change in Control)

ATTACHMENT A

“Change in Control” means the happening of any of the following:

(i)         When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding Aetna Inc. (the “Company”) and any subsidiary thereof and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities;

(ii)        When, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Paragraph (ii); or

(iii)       The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, or by merger, or otherwise.